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                                 Exhibit 10(z)


January 9, 1997


Mr. Jamie W. Ellertson
2270 Silver Sands Court
Vero Beach, FL 32963

RE: Offer Letter

Dear Jamie:

We are delighted to welcome you to Interleaf, beginning January 27, 1997.

You will be joining the Company as President and Chief Executive Officer. You will also be nominated to be a member of the Company's Board of Directors. You will receive a base annual salary of $300,000, payable bi-weekly. You will also be eligible to receive an additional $75,000 upon the Company achieving certain revenue and cash objectives consistent with the Company's executive bonus program. Your first annual "on target earnings" ("OTE") shall therefore be $375,000. You will be eligible to receive all other benefits (medical, dental, 401(k), and life insurance) that are provided to Interleaf executives.

As an additional inducement, you will be awarded, pursuant to the Company's Stock Option Plan, options to purchase 725,000 shares, vesting equally over a 4 year period of time, priced at the Company's closing price on Friday, January 10, 1997. In the event, however, that the Company's Board accepts a definitive agreement that results in the Company being acquired, the following vesting schedule shall apply, from the date of this agreement:

               0 - 3 months                    25% vesting
               4 - 12 months                   50% vesting
               13- 24 months                   75% vesting
               24+ months                      100%

Your compensation package, including option grants, shall be reviewed annually as part of our standard practice.

If you are terminated "not for cause," you will receive one (1) year's base salary, paid bi-weekly.

We will provide you with relocation assistance up to $40,000.

By signing below, you agree to the terms contained in this letter and agree to join us on January 27, 1997.

Once again, welcome to Interleaf.

Very truly yours,



/s/Clinton P. Harris
--------------------
Clinton P. Harris
Chairman, Compensation Committee

Accepted:


/s/ Jaime W. Ellertson
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Jamie W. Ellertson     1/9/97